UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

Growblox Sciences, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	333-382580 (Commission File Number)	59-3733133 (IRS Employer I.D. No.)

7251 W. Lake Mead Blvd., Suite 300
Las Vegas, NV  89128
Phone: (888) 895-3594
Fax: (407) 354-3441
(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

ITEM 5.02  Election of Director; Appointment of Officer; Compensation Arrangement of Officer.

The Registrant announced on June 16, 2014, that effective June 10, 2014, the Rigistrant elected Dr. Andrea Small-Howard, PhD, MBA to its board of directors and appointed her its Chief Science Officer.

Dr. Small-Howard leverages broad industry knowledge and contacts in her current role as a management consultant with a focus on assisting US biotech companies with products that can be commercialized within the Asia-Pacific region. Dr. Small-Howard employs an integrated approach to product commercialization. Her core product development perspective is augmented with manufacturing, regulatory, supply chain and corporate alliance experience. Dr. Small-Howard originally received her AB from Occidental College (Magna Cum Laude, Phi Beta Kappa); in addition to receiving both an MBA (Beta Gamma Sigma) and a PhD (USC All-University Merit Fellow) in Biological Sciences from the University of Southern California. As a post-doctoral fellow at the Queens Medical Center in Honolulu, Hawaii, Dr. Small-Howard lead a project group dedicated to the study of cannabinoids in the immune system and published two peer reviewed papers on the subject. At JABSOM-University of Hawaii, she lead a productive research team as a Research Assistant Professor. She also has held management positions at AMDL, Inc. (a small public biotech company), where she took the lead in every stage of product development from discovery through commercialization. As Vice President of Scientific Oversight at Radient Pharmaceuticals Corp. (RPC), she provided strategic technical and regulatory oversight for global product development in multiple international business divisions. At RPC, she also played an active role in creating collaboration agreements with development partners and research institutions, and she contributed to critical licensing and distribution agreements. Currently, she acts as the interim VP of Business Development for ICB International, Inc., a small privately-held biotechnology company in La Jolla, and serves on the Board of Directors for the Center for Healthcare Innovation based in Chicago, IL, a non-profit, non-partisan, and independent organization committed to serving as a catalyst for stimulating ideas, people, companies, and institutions to collaborate and achieve excellence in healthcare innovation.

Dr. Small-Howard is salaried at $78,000 annually.  In addition, she received a restricted stock grant of 50,000 common shares upon the signing of her employment agreement.  Upon the first anniversary of her employment with the Registrant she will receive an additional 100,000 restricted common shares and an additional 150,000 common shares upon the second and third anniversaries of her employment.  Her employment agreement is attached to this filing as  Exhibit 10.

ITEM 9.01 EXHIBIT

EXHIBIT NO.	EXHIBIT NAME

10	EMPLOYMENT AGREEMENT

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Growblox Sciences, Inc.

Dated: June 17, 2014	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer and Director